As filed with the Securities and Exchange Commission on May 17, 1995.
                                                    Registration No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933



                   RESEARCH INDUSTRIES CORPORATION
        (Exact name of registrant as specified in its charter)
UTAH                              3845                87-0277827
(State or other juris-      (Primary Standard        (I.R.S. Employer
diction of                     Industrial           Identification No.)
incorporation              Classification Code
    or organization)             Number)

                              6864 SOUTH 300 WEST
                              MIDVALE, UTAH  84047
                                 (801) 562-0200

              (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  MARK W. WINN
                   VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                        RESEARCH INDUSTRIES CORPORATION
                              6864 SOUTH 300 WEST
                              MIDVALE, UTAH  84047
                                 (801) 562-0200

                    (Name, address, including zip code, and
          telephone number, including area code, of agent for service)

                                   Copies To:
                                A. ROBERT THORUP
                            RAY, QUINNEY & NEBENKER
                                   SUITE 700
                              79 SOUTH MAIN STREET
                          SALT LAKE CITY, UTAH  84111
                                 (801) 532-1500

Approximate date of commencement of proposed sale of the securities to the public: upon the Effective Time of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a
delayed or continuous basis pursuant to Rule 415 under the    Securities Act of
1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. x

                        CALCULATION OF REGISTRATION FEE


{PRIVATE       AMOUNT TO    PROPOSED       PROPOSED      AMOUNT OF
}TITLE OF    BE            MAXIMUM       MAXIMUM        REGISTRATION
EACH CLASS   REGISTERED
OF                         OFFERING      AGGREGATE         FEE
SECURITIES                 PRICE PER     OFFERING
TO BE                      SHARE         PRICE
REGISTERED

COMMON                       $17.00(1)      $453,900      $157.00
STOCK        26,700
($0.50 PAR   shares
VALUE)



   (1) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee, as determined May 15, 1995.



 THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE TIME UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                             CROSS-REFERENCE SHEET

                        RESEARCH INDUSTRIES CORPORATION

Item No.            Item                     Location in Prospectus
- --------            ----                     ----------------------

   1      Forepart of Registration        Facing page, cross-reference
          Statement and Outside Front     sheet; cover page of
          Cover Page of Prospectus        Prospectus
   2      Inside Front and Outside Back   Available Information;
          Cover Pages of Prospectus       Incorporation of Certain
                                          Documents by Reference
   3      Summary Information, Risk       Cover Page of Prospectus
          Factors and Ration of Earnings
          to Fixed Charges
   4      Use of Proceeds                 Not Applicable
   5      Determination of Offering       Not Applicable
          Price
   6      Dilution                        Not Applicable
   7      Selling Security Holders        Selling Shareholders
   8      Plan of Distribution            Not Applicable
   9      Description of Securities to    Incorporation of Certain
          be Registered                   Documents by Reference
   10     Interests of Named Experts and  Not Applicable
          Counsel
   11     Material Changes                Not Applicable
   12     Incorporation of Certain        Incorporation of Certain
          Information by Reference        Documents by Reference
   13     Disclosure of Commission        Disclosure of Commission
          Position on Indemnification     Position on Indemnification
          for Securities Act Liabilities  for Securities Act Liabilities
          Exhibit Index

                                   PROSPECTUS

                        RESEARCH INDUSTRIES CORPORATION


                         26,700 Shares of Common Stock
                                $0.50 Par Value
This Prospectus relates to up to 26,700 shares of common stock (the `Shares'') of Research Industries Corporation (the `Company'') which may be offered from time to time by the selling shareholders named herein (the `Selling Shareholders'). The Company will not receive any of the proceeds from the sale of the Shares. The Company will bear the costs relating to the registration of
the Shares, estimated to be approximately $     .


The Shares may be offered for sale by the Selling Shareholders named herein, or by their pledgees, donees, transferees or other successors in interest, to or through underwriters or directly to other purchasers or through agents in one or more transactions through the National Market System of the National Association of Securities Dealers Automated Quotation System (the `NASDAQ/NMS''), in the over-the-counter market, in one or more private transactions, or in a combination of such methods of sale, at prices and on terms then prevailing, at prices related to such prices, or at negotiated prices. The Selling Shareholders may pledge all or a portion of the Shares owned by them as collateral in loan transactions. Upon default by the Selling Shareholders, the pledgee in such loan transaction would have the same rights of sale as the Selling Shareholders under this Prospectus. The Selling Shareholders may also transfer Shares owned by them by gift and upon any such transfer the donee would have the same rights of sale as such Selling Shareholders under this Prospectus.
 The Selling Shareholders and any brokers and dealers through whom sales of the Shares are made may be deemed to be `underwriters'' within the meaning of the Securities Act of 1933, as amended, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation.
 (See "Plan of Distribution.")


The Shares are traded on the NASDAQ / National Market System.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                   THE DATE OF THIS PROSPECTUS IS MAY  , 1995

All of the securities offered hereby are to be offered for the account of existing security holders.

                             AVAILABLE INFORMATION

The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and in accordance therewith file periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of such reports, proxy statements and other information can be obtained, upon payment of prescribed fees, at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports, proxy statements and other information can also be inspected at the Commission's facilities referred to above and at the Commission's Regional Offices at Suite 1400, 500 West Madison Street, Chicago, Illinois 60621-2511, and Room 1228, 75 Park Place, New York, New York 10007. In addition, the Company's Common Stock is included for quotation on the National Association of Securities Dealers Automated Quotation/National Market System ("NASDAQ/NMS"), and such reports, proxy statements and other information concerning FSC should be available for inspection and copying at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

The Company has filed with the Commission a Registration Statement on Form S-3 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended ("Securities Act"), with respect to the Company's Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, including the exhibits thereto.

Statements contained in this Prospectus or in any documents incorporated in this Prospectus by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference. The Registration Statement may be inspected by anyone without charge at the principal office of the Commission in Washington, D.C., and copies of all or any part of it may be obtained from the Commission upon payment of the prescribed fees.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

 There are incorporated herein by reference the following documents filed with the Commission by the Company (File No. 0-6944):

 (1) Registrant's Annual Report to Shareholders for its fiscal year ended June 30, 1994;
 (2) Registrant's Annual Report on Form 10-K for its fiscal year ended June 30, 1994.

 (3) Registrant's Quarterly Report on Form 10-Q fro the quarters ended September 30, 1994, December 31, 1994 and March 31, 1995; and

 (4)  Registrant's Proxy Statement dated October 3, 1994.


All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus are incorporated herein by reference, and such documents shall be deemed to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.
THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROSPECTUS IS DELIVERED UPON WRITTEN OR ORAL REQUEST DIRECTED TO FIRST SECURITY CORPORATION, ATTENTION: MARK W. WINN, VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, 6864 SOUTH 300 WEST, SALT LAKE CITY, UTAH 84047; TELEPHONE NUMBER
(801) 562-0200.


No agent or officer of the Company, nor any other person, has been authorized to give any information or to make any representations other than as contained herein; and, if given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale or exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs or operations of the Company since the date of this Prospectus, or that the information herein is correct as of any time subsequent to such date.


                             THE COMPANY

The Company is a Utah corporation headquartered in Salt Lake City, Utah. At March 31, 1995, the Company and its subsidiaries had total consolidated assets, liabilities, and shareholders' equity of $43.3 million, $2.9 million and $40.4 million, respectively.

The Company maintains its executive offices at 6864 South 300 West, Salt Lake City, Utah 84047; Telephone number (801) 562-0200.
The Company is engaged in the development and marketing of a variety of medical devices and products, with an emphasis on the production and marketing of devices used in the cardio-vascular surgical marketplace.


                              SELLING SHAREHOLDERS

The 26,700 Shares of the Company's Common Stock described in this Prospectus are owned by the persons listed below. All of the shares offered hereby were acquired by the listed persons in connection with the acquisition of Imodex, Inc. ("Imodex") by the Company in March 1995, and the Shares are being registered by the Company for resale by the Selling Shareholders pursuant to the Agreement of Merger for that acquisition.

The Selling Shareholders participated directly in the negotiation of the acquisition arrangements between Imodex and the Company.

At the request of the Selling Shareholders, the Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 under the Securities Act of 1933 (the `Securities Act''), of which this Prospectus forms a part, with respect to the resale of the Shares. The Shares may be resold in transactions on the NASDAQ/NMS, on which the Shares are included and traded, in other public securities markets or in private transactions or other transactions exempt from registration under the Securities Act. (See "Plan of Distribution.")

                           SHARES OWNED      SHARES      SHARES OWNED
                             PRIOR TO        OFFERED         AFTER
                           THIS OFFERING     HEREBY        OFFERING
                           -------------     ------        --------
SELLING SHAREHOLDERS
- --------------------


Sheldon H. Davis, as          13,350         13,350            0
Trustee or Successor
Trustee under that
certain Amended and
Restated Revocable Living
Trust Agreement dated
September 20, 1993, by
and between Sheldon H.
Davis, as grantor and
Trustee

16035 Homestead Circle
Northville, Michigan
48167

Tax ID Number:  198-28-
4837




Michael C. Wierzbinski        13,850         13,350           500

4936 Bugle Court
Plymouth, Michigan  48170

Tax ID Number  334-46-
3858



     TOTAL SHARES             27,200         26,700           500

None of the Selling Shareholders had any position, office or other material relationship within the past three years with the Company or any of its affiliates.

The information set forth above excludes shares of the Company's Common Stock held by affiliates of the Selling Shareholders in their own right or by the Selling Shareholders or their affiliates in trust accounts, custody accounts or in other similar capacities. All of the shares listed in the preceding table are offered hereby.

The Shares of Common Stock registered hereby were acquired by the Selling Shareholders pursuant to the Agreement of Merger, a copy of which is an exhibit to the Securities Act Registration Statement of which this prospectus forms a part.
                              PLAN OF DISTRIBUTION

Any distribution of the Shares by the Selling Shareholders, or by pledgees, donees, transferees or other successors in interest, may be effected in one or more of the following transactions: (a) to underwriters who will acquire the

Shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time); (b) through brokers, acting as principal or agent, in transactions (which may involve block transactions) on the NASDAQ/NMS, in special offerings, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices; or (c) directly or through brokers or agents in private sales at negotiated prices, or by any other legally available means.

The Selling Shareholders and any such underwriters, brokers, dealers or agents, upon effecting the sale of the Shares, may be deemed "underwriters" as that term is defined by the Securities Act.

Underwriters participating in any offering made pursuant to this Prospectus (as amended or supplemented from time to time) may receive underwriting discounts and commissions, and discounts or concessions may be allowed or reallowed or paid to dealers, and brokers or agents participating in such transactions may receive brokerage or agent's commissions or fees.

In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

All costs, expenses and fees in connection with the registration of the Shares will be borne by the Company. Commissions and discounts, if any, attributable to the sale of the Shares will be borne by the Selling Shareholders. The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. The Company and the Selling Shareholders have agreed to indemnify each other and certain other persons against certain liabilities in connection with the offering of the Shares, including liabilities arising under the Securities Act.

The Company has agreed to maintain the effectiveness and material currency of this Prospectus for a period of 120 days from the date hereof. Thereafter any of the Shares not previously sold will be deregistered and may not be offered or sold by means of this Prospectus.


                                    EXPERTS

The financial statements OF Research Industries Corporation as of June 30, 1994 and for the year then ended have been incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, which is incorporated by reference, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Research Industries Corporation at June 30, 1993, and for each of the two years then ended incorporated by reference in Research Industries Corporation's Annual Report (Form 10-K) for the year ended June 30, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon dated August 3, 1993 included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                                 LEGAL MATTERS

The legality of the Company's Common Stock offered hereby and certain other matters with respect to this offering have been passed upon for the Company by Ray, Quinney & Nebeker P.C. As of March 31, 1995, attorneys at Ray, Quinney & Nebeker, as a group, were beneficial owners of less than 1% of the total outstanding Common Stock of the Company.



      TABLE OF CONTENTS
      -----------------

                                           26,700 Shares



Available Information......

Incorporation of Certain
  Documents by Reference...
                                        RESEARCH INDUSTRIES
The Company................                CORPORATION

Selling Shareholders.......

Experts....................                Common Stock

Legal Matters..............
==========================
                                        -------------------


                                             PROSPECTUS

                                            May 16, 1995




                                   ==========================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution
- -----------------------------------------------------


The expenses relating to the registration of the Shares will be borne by the registrant. Such expenses are estimated to be as follows:

Registration fee - Securities and  Exchange Commission  $

Accountant's fees                                       $

Legal fees                                              $

Miscellaneous                                           $

          Total                                         $


Item 15.  Indemnification of Directors and Officers
- ---------------------------------------------------


The Utah Revised Business Corporation Act authorizes a corporation to indemnify its directors and officers as well as other employees and individuals in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Company's Articles and By-Laws require indemnification to the full extent permitted under Utah law and provides certain rights to indemnification for directors, officers and employees of the Company.

The Company also maintains an insurance policy insuring its Directors and Officers against liability for certain acts or omissions while acting in their official capacities.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT AND IS THEREFORE UNENFORCEABLE. IN THE EVENT THAT A CLAIM FOR INDEMNIFICATION AGAINST SUCH LIABILITIES (OTHER THAN THE PAYMENT BY THE COMPANY OF EXPENSES INCURRED OR PAID BY A DIRECTOR, OFFICER OR CONTROLLING PERSON OF THE COMPANY IN THE SUCCESSFUL DEFENSE OF ANY ACTION, SUIT OR PROCEEDING) IS ASSERTED BY SUCH DIRECTOR, OFFICER OR CONTROLLING PERSON IN CONNECTION WITH THE SECURITIES BEING REGISTERED, THE COMPANY WILL, UNLESS IN THE OPINION OF ITS COUNSEL THE MATTER HAS BEEN SETTLED BY CONTROLLING PRECEDENT, SUBMIT TO A COURT OF APPROPRIATE JURISDICTION THE QUESTION WHETHER SUCH INDEMNIFICATION BY IT IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT AND WILL BE GOVERNED BY THE FINAL ADJUDICATION OF SUCH ISSUE.


Item 16.  List of Exhibits
- --------------------------


The Exhibits filed together with this registration statement are listed in the Index to Exhibits.


Item 17.  Undertakings
- ----------------------


The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

       (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

           Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
       Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly
authorized, in the City of Midvale, State of Utah, on the    th day of May,
1995.


RESEARCH INDUSTRIES CORPORATION



/s/   Gary L. Crocker
- --------------------------------------------

By: Gary L. Crocker, President and
Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated
on the   th day of May, 1995.

                               POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints A. Robert Thorup, Esq. his true and lawful attorney-in-fact and agent, with full powers of substitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, with the Securities and Exchange Commission, granting to said attorney-in-fact full power and authority to perform any other act on behalf of the undersigned required to be done in connection therewith.

Signature              Title                         Date
- ---------              -----                         ----
                       President and Chief
/s/ Gary L. Crocker    Executive                     May 16, 1995
- --------------------   Officer, Director

Gary L. Crocker

                       Vice President and Chief
                       Financial Officer (Principal
/s/ Mark W. Winn       Financial and Accounting      May 16, 1995
- ---------------------- Officer)

Mark W. Winn




/s/ Louis M. Haynie    Director                      May 16, 1995
- -------------------
Louis M. Haynie



/s/Edward M. Blair, Jr.Director                      May 16, 1995
- ----------------------

Edward M. Blair, Jr.



/s/ William A. Gay,Jr. Director                      May 16, 1995
- ---------------------
William A. Gay, Jr.



/s/Sterling D. Sessions Director                     May 16, 1995
- -----------------------

Sterling D. Sessions



/s/ Charles J.Aschauer,Jr. Director                  May 16, 1995
- --------------------------
Charles J. Aschauer, Jr.

                               INDEX TO EXHIBITS


Exhibit
Number                             Description
- ------      --------------------------------------------



10.12       Agreement of Merger, dated as of
            January 1, 1995, by and among Research
            Industries Corporation and Imodex, Inc.

5.          Opinion of Ray Quinney & Nebeker, Professional
            Corporation.

23.1        Consent of KPMG Peat Marwick LLP

23.2        Consent of Ernst & Young LLP

23.3        Consent of Ray Quinney & Nebeker (included in Exhibit 5)